NEWS RELEASE

EVEREST GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

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Media: Dawn Lauer                             Investors: Matt Rohrmann
Chief Communications Officer                        Head of Investor Relations
908.300.7670                                908.604.7343

Everest Expands Board of Directors with Appointment of Darryl Page

HAMILTON, Bermuda – (BUSINESS WIRE) – May 20, 2025 – Everest Group, Ltd. (NYSE: EG), a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions, announced the addition of Darryl Page as an independent, non-executive member of its Board of Directors.

Mr. Page is a highly regarded insurance executive, bringing over four decades of leadership experience at high-performing complex global organizations. During his 12-year career at Chubb, he served as Division President of International Personal Lines. There, he led a profitable, multi-billion-dollar portfolio and operations in 52 countries, driving the company’s international insurance expansion across Europe, Latin America and Asia. He also established and led the agency distribution strategy for Chubb Overseas General, generating over a billion dollars in profitable growth. Additionally, Mr. Page served as Chief Culture Officer, where he spearheaded robust leadership programs supporting diverse talent.

Prior to Chubb, Mr. Page served in various executive leadership positions at prominent insurers, as the President of Personal Insurance at Fireman’s Fund, an Allianz Company, as well as at Allstate, where he spent three decades across underwriting product management, distribution, and general management. He currently serves as a Trustee, Treasurer and Chair-Elect on the Board of Dominican University of California, and he holds a BS, Economics from Santa Clara University.

John Graf, recently approved as Everest Chairman, commented on the appointment, “We are delighted to add Darryl to the Everest board. He brings a wealth of experience successfully scaling profitable insurance businesses through complex markets globally. In addition, his history of developing high performing, accretive cultures will be invaluable as Everest executes on its value creation strategies.”

About Everest

Everest Group, Ltd. (Everest) is a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions that address customers’ most pressing challenges. Known for a 50-year track record of disciplined underwriting, capital and risk management, Everest, through its global operating affiliates, is committed to underwriting opportunity for colleagues, customers, shareholders, and communities worldwide.

Everest common stock (NYSE: EG) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com.